Exhibit 99.1

GeoMet Announces Unfavorable Interlocutory Order

in Pipeline Right-of-Way Dispute

Houston, Texas – May 24, 2007 - GeoMet, Inc. (NASDAQ: GMET) (“GeoMet”) announced that the Circuit Court of Buchanan County, Virginia issued an interlocutory order yesterday declaring that a mineral lease between CNX Gas Corporation (“CNX”) and Pocahontas Mining Limited Liability Company (“PMC”) to explore and produce coalbed methane also included the exclusive right of CNX to transport gas across the PMC property. Relying on a later right of way granted by PMC across the surface of the property, GeoMet Gathering Company LLC (“GeoMet Gathering”), successor in interest to GeoMet Operating Company, Inc., both wholly owned subsidiaries of GeoMet, constructed approximately six miles of a 12-mile gathering line across the PMC property.

The parties and the Buchanan County Circuit Court all agreed and stipulated to allow an appeal of the Order by GeoMet Gathering and PMC pursuant to Va. Code Ann. § 8.01-670.1 which allows the appeal of interlocutory orders involving a question of law as to which (i) there is substantial ground for difference of opinion, (ii) there is no clear precedent, (iii) determination of which will be dispositive of a material aspect of the pending trial and (iv) the parties and the court agree that it is in the parties’ best interest to seek an appeal. GeoMet Gathering intends to appeal this ruling and to vigorously pursue other legal remedies.

The Order, which was suspended pending appeal subject to certain conditions, requires GeoMet Gathering to halt transportation and remove the pipeline from the PMC property. The conditions include the obligation to deposit into a trust account all net proceeds from any sales of gas transported over the PMC property. GeoMet Gathering may continue to transport gas through its 12-mile pipeline pending a final decision on the appeal. GeoMet Gathering and PMC were allowed to file an Amended Complaint raising additional issues of fact, which, if decided in favor of GeoMet Gathering and PMC, would render the Order moot. A trial date on these additional issues will not be set until the appeal has been finally decided.

The 12-mile gathering pipeline connects gas sales volumes from the Company’s Pond Creek field to the Jewell Ridge lateral pipeline operated by East Tennessee Natural Gas (“East Tennessee”), a subsidiary of Spectra Energy. GeoMet Gathering commenced service on the gathering pipeline April 1, 2007 and is currently gathering in excess of 15,000 MMBtu per day of gas through the pipeline for redelivery to East Tennessee. Transportation of gas production from the Pond Creek field is also available to GeoMet through a gathering agreement with Cardinal States Gathering Company, a subsidiary of CNX, for redelivery to Columbia Gas Transmission Company. The gathering agreement is cancellable by either party on the first day of a month following thirty days’ notice.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional oil and gas and coalbed methane development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 or ssmith@geometcbm.com or visit our website at www.geometinc.com.

Forward Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the GeoMet has filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward-looking statements.